Exhibit 99.1

Contacts:
Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com

For Immediate Release

Genaissance To Raise Approximately $6 Million in Private Placement

New Haven, CT, November 19, 2004 – Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) announced today that it has entered into definitive agreements with institutional investors and other accredited investors with respect to the private placement of 3.55 million shares of newly issued common stock, together with warrants to purchase 3.55 million shares of common stock, for a total purchase price of approximately $6 million.  The transaction is subject to customary closing conditions and is expected to close later today.  The net proceeds from the private placement are expected to be used for general corporate purposes, including repayment of debt.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.  As part of the transaction, Genaissance has agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the closing covering the resale of the shares of common stock, as well as the shares of common stock issuable upon exercise of the warrants, issued in the private placement.

This press release contains forward-looking statements, including statements about the expected closing of the private placement and the use of the offering proceeds.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the satisfaction of closing conditions, the extent to which Genaissance will be able to operate on its existing capital resources, uncertainties relating to Genaissance’s ability to fund the development of vilazodone, its future financial results, the growth and development of Genaissance’s business and market opportunities, uncertainties relating to product development and regulatory actions or delays, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the acceptance of our cardiac tests by health care providers, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies and those risks identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 15, 2004, and in other filings we make with the Securities and Exchange Commission from time to time.  The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

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